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                                                                      EXHIBIT 12




                             JOHNSON CONTROLS, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Dollars in millions)


                                                           For the Six Months
                                                           Ended March 31, 1997
                                                           --------------------
Income from continuing operations                          $       53.3
Provision for income taxes                                         48.7
Undistributed earnings of partially-owned affiliates               (8.0)
Minority interests in net earnings of subsidiaries                 12.7
Amortization of previously capitalized interest                     2.3
                                                           ------------
                                                                  109.0
                                                           ------------

Fixed charges:
   Interest incurred and amortization of debt expense              73.4
   Estimated portion of rent expense                               18.9
                                                           ------------
Fixed charges                                                      92.3
Less:  Interest capitalized during period                          (3.6)
                                                           ------------
                                                                   88.7
                                                           ------------

Earnings                                                   $      197.7
                                                           ============

Ratio of earnings to fixed charges                                  2.1
                                                           ============




         For the purpose of computing this ratio, "earnings" consist of (a) income from continuing operations before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates which are less than 50% owned, minority interests in net earnings of subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representatave of the interest factor.



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